Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Finishes Year with Record Earnings
Ankeny, IA, June 6, 2016 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.19 for the fourth quarter of fiscal year ended April 30, 2016 compared to $1.05 for the same period a year ago. For the year, diluted earnings per share grew 24% to $5.73 versus $4.62 for the same period last year. “Fiscal 2016 was an exciting year for Casey’s. We successfully opened our second distribution center in Terre Haute, Indiana, and launched our mobile app in conjunction with rolling out on-line ordering across all our stores,” said Terry Handley, President and CEO. “Total gross profit was up over 12% for the year and the Company is positioned well for continued strong performance in fiscal 2017.”
Fuel - The Company’s annual goal for fiscal 2016 was to increase same-store gallons sold 2% with an average margin of 16.7 cents per gallon. For the year, same-store gallons sold were up 3% with an average margin of 19.6 cents per gallon. For the quarter, same-store gallons rose 4.6% with an average margin of 17.8 cents per gallon. The Company sold 12.7 million renewable fuel credits for $9.1 million in the fourth quarter. “Same-store gallons sold benefited from lower retail fuel prices throughout the fiscal year," said Handley. “The fuel margin remained strong throughout the year, aided in part by favorable renewable fuel credit values.” For fiscal 2016, total gallons sold were up 7.4% to 2.0 billion, while gross profit rose 8.7% to $381.7 million.
Grocery and Other Merchandise - Casey’s goal was to increase same-store sales 6.2% with an average margin of 32.1%. For the year, same-store sales were up 7.1% with an average margin of 31.9%. For the fourth quarter, same-store sales were up 7.4% with an average margin of 32.1%. “For the year, cigarette sales continued to lead the category as customers traded up to premium brands in response to lower retail fuel prices,” said Handley. “The margin fell slightly below goal primarily due to the increased contribution of cigarettes to the category, however, gross profit dollars rose 9.3% to $629.2 million .” For the year, total sales were up 10% to $2.0 billion.
Prepared Food and Fountain - Casey’s annual goal was to increase same-store sales 10.4% with an average margin of 60.8%. For the year, same-store sales were up 8.4% with an average margin of 62.5%. For the fourth quarter, same-store sales were up 8.2% with an average margin of 61.9%. “Several of our ongoing growth programs were implemented toward the end of fiscal 2016, which contributed to same-store sales falling below our annual goal in the back half of the year. We also cycled against strong results from the same period a year ago,” said Handley. “The margin for the fiscal year was up 280 basis points from the prior fiscal year as we benefited from lower commodity costs. We are optimistic about this category going forward as we have implemented on-line ordering in all our stores, locked in favorable cheese costs through December 2016 and continue to roll out major remodels, 24 hour conversions, and pizza delivery.” For fiscal 2016, total sales were up 12.8% to $880.7 million, and gross profit dollars were up 18.1% at $550.3 million.
Operating Expenses - For the fiscal year, operating expenses increased 9.7% to $1.1 billion. For the fourth quarter, operating expenses were up 12.9%. “The primary reason for the increase for both year-to-date and fourth quarter was due to operating more stores compared to the same periods a year ago, along with the various growth programs impacting our existing stores,” said Handley.

Expansion - The Company’s annual goal was to build or acquire 75 to 113 stores, replace 10 existing locations, and complete 100 major remodels. For the fiscal year, the Company completed 51 new store constructions and acquired 5 stores. The Company also completed 11 replacement stores and 102 major remodels. “We have dedicated more resources to our store development area over the past year. As a result, we currently have a robust pipeline of projects with 21 stores under construction and an additional 75 sites under contract for future new store construction, including numerous sites in Ohio,” stated Handley. “With our new distribution center in Terre Haute, we can efficiently build or acquire in a considerably larger geographical footprint.”
Fiscal 2017 goals - The corporate performance goals for fiscal 2017 are as follows:

•	Increase same-store fuel gallons sold 2% with an average margin of 18.4 cents per gallon

•	Increase same-store grocery and other merchandise sales 6.2% with an average margin of 32%

•	Increase same-store prepared food and fountain sales 10.2% with an average margin of 62.5%

•	Build or acquire 77 to 116 stores, replace 35 existing locations, and complete 100 major remodels

Dividend - At its June meeting, the Board of Directors increased the quarterly dividend to $.24 per share. The dividend is payable August 15th to shareholders of record on August 1st, 2016.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2016	2015	2016	2015
Total revenue	$1,582,954	1,653,858	$7,122,086	7,767,216
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,194,734	1,307,315	5,508,465	6,327,431
Gross profit	388,220	346,543	1,613,621	1,439,785
Operating expenses	262,620	232,543	1,053,805	960,424
Depreciation and amortization	45,909	42,156	170,937	156,111
Interest, net	9,948	10,168	40,173	41,225
Income before income taxes	69,743	61,676	348,706	282,025
Federal and state income taxes	22,699	20,333	122,724	101,397
Net income	$47,044	41,343	$225,982	180,628
Net income per common share
Basic	$1.20	1.06	$5.79	4.66
Diluted	$1.19	1.05	$5.73	4.62
Basic weighted average shares	39,053,737	38,868,593	39,016,299	38,743,227
Plus effect of stock compensation	408,585	369,888	405,900	360,606
Diluted weighted average shares	39,462,322	39,238,481	39,422,199	39,103,833

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2016	April 30, 2015
Assets
Current assets
Cash and cash equivalents	$75,775	$48,541
Receivables	27,701	22,609
Inventories	204,988	197,331
Prepaid expenses	3,008	2,025
Deferred income taxes	—	15,531
Income tax receivable	14,413	19,223
Total current assets	325,885	305,260
Other assets, net of amortization	19,222	18,295
Goodwill	128,566	127,046
Property and equipment, net of accumulated depreciation of $1,340,249 at April 30, 2016 and $1,185,246 at April 30, 2015	2,252,475	2,019,364
Total assets	$2,726,148	$2,469,965
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	15,375	15,398
Accounts payable	241,207	226,577
Accrued expenses	130,989	122,914
Total current liabilities	387,571	364,889
Long-term debt, net of current maturities	822,869	838,245
Deferred income taxes	394,934	354,973
Deferred compensation	17,813	17,645
Other long-term liabilities	19,498	18,984
Total liabilities	1,642,685	1,594,736
Total shareholders’ equity	1,083,463	875,229
Total liabilities and shareholders’ equity	$2,726,148	$2,469,965
Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
In the quarter ended April 30, 2016, the Company adopted the provisions of ASU 2015-17 "Balance Sheet Classification of Deferred Taxes", on a prospective basis. The guidance requires that all deferred tax assets and deferred tax liabilities be classified as noncurrent on the balance sheet. Prior periods have not been impacted by this adoption.

Revenue and Gross Profit by Category (Amounts in thousands)
Three months ended 4/30/2016	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$873,081	$477,487	$218,349	$14,037	$1,582,954
Gross profit	$85,828	$153,299	$135,073	$14,020	$388,220
Margin	9.8%	32.1%	61.9%	99.9%	24.5%
Fuel gallons	482,160
Three months ended 4/30/2015
Revenue	$1,010,033	$436,591	$194,688	$12,546	$1,653,858
Gross profit	$75,228	$140,230	$118,551	$12,534	$346,543
Margin	7.4%	32.1%	60.9%	99.9%	21.0%
Fuel gallons	444,800

Revenue and Gross Profit by Category (Amounts in thousands)
Year ended 4/30/2016	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$4,214,802	$1,974,073	$880,713	$52,498	$7,122,086
Gross profit	$381,659	$629,234	$550,292	$52,436	$1,613,621
Margin	9.1%	31.9%	62.5%	99.9%	22.7%
Fuel gallons	1,951,814
Year ended 4/30/2015
Revenue	$5,144,385	$1,794,822	$780,887	$47,122	$7,767,216
Gross profit	$351,155	$575,510	$466,056	$47,064	$1,439,785
Margin	6.8%	32.1%	59.7%	99.9%	18.5%
Fuel gallons	1,816,596

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2016	3.4%	3.3%	1.6%	4.6%	3.0%	F2016	17.5	¢	24.7	¢	18.1	¢	17.8	¢	19.6	¢
F2015	3.0	2.3	2.2	3.5	2.6	F2015	18.9		19.5		22.0		16.9		19.3
F2014	3.2	4.2	3.8	1.8	3.1	F2014	21.4		16.0		13.6		13.1		16.1

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2016	7.0%	7.5%	7.1%	7.4%	7.1%	F2016	32.6%	31.5%	31.2%	32.1%	31.9%
F2015	7.7	6.6	7.7	9.7	7.8	F2015	32.5	32.3	31.2	32.1	32.1
F2014	6.1	10.2	6.5	7.2	7.4	F2014	32.7	32.3	31.1	32.1	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2016	10.3%	9.4%	6.0%	8.2%	8.4%	F2016	62.5%	63.4%	62.0%	61.9%	62.5%
F2015	11.1	11.1	14.1	13.5	12.4	F2015	59.9	59.3	58.7	60.9	59.7
F2014	11.9	12.3	10.7	12.1	11.8	F2014	61.8	61.8	60.8	60.1	61.1

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 7, 2016. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the Investor Relations section of our Web site and will be available in an archived format.